SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ANNTAYLOR STORES CORPORATION
            (Exact name of registrant as specified in its charter)

           Delaware                             13-3499319
      (State or other jurisdiction            (I.R.S. Employer
      of incorporation or organization)       Identification No.)

      142 West 57th Street, New York, New York        10019
      (Address of Principal Executive Offices)        (Zip Code)

                     Restricted Stock Issued Pursuant to
                      Written Employment Agreement with
                              Sally Frame Kasaks
                           (Full title of the plan)

                        Jocelyn F.L. Barandiaran, Esq.
                         AnnTaylor Stores Corporation
                             142 West 57th Street
                          New York, New York  10019
                   (Name and address of agent for service)

                                (212) 541-3300
                   (Telephone number, including area code,
                            of agent for service)

                         Calculation of Registration Fee

        Title of                  Proposed        Proposed
       securities                  maximum         maximum
           to       Amount to     offering        aggregate      Amount of
           be           be        price per        offering     Registration
       registered   registered    share(1)         price(1)        Fee

         Common       60,000       $24.875        $1,492,500      $514.65
          Stock       shares

      (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low prices ($24.875 per share) of the Registrant's Common Stock on the New York Stock Exchange Composite Transaction Tape on February 17, 1994.



                                    PART I

           ITEM 1.  PLAN INFORMATION

                This Registration Statement on Form S-8 is being filed by AnnTaylor Stores Corporation (the "Registrant") with respect to 60,000 restricted shares of common stock, par value $.0068 per share, of the Registrant (the "Common Stock") issued by the Registrant to Ms. Sally Frame Kasaks, the Registrant's Chairman and Chief Executive Officer, pursuant to the written employment agreement between the Registrant and Ms. Kasaks dated January 31, 1992 (the "Plan"), which shares may be reoffered or resold pursuant to this Registration Statement. In accordance with the Plan, 45,000 shares of Common Stock have vested. The remaining 15,000 shares of Common Stock will vest on January 28, 1995, and therefore, cannot be sold until such date.

           ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                     INFORMATION.

                The participant in the Plan may, upon written or oral request made to the Registrant, obtain, without charge, from the Registrant all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and such documents are hereby incorporated by reference and hereby constitute part of the Section 10(a) prospectus. In addition such participant may, upon written or oral request made to the Registrant, obtain all other documents required to be delivered to the participant pursuant to Rule 428(b) of the Exchange Act. Such requests should be made to the Registrant at 142 West 57th Street, New York, New York 10019, Attention: Jocelyn F.L. Barandiaran, Corporate Secretary, telephone number
           (212) 541-3300.



   PROSPECTUS

                                 ANNTAYLOR.

                                COMMON STOCK

        The 60,000 shares of Common Stock are being offered and sold by Ms. Sally Frame Kasaks, Chairman and Chief Executive Officer of the Company. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Use of Proceeds."

        The Common Stock is listed on the New York Stock Exchange under the symbol "ANN".

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Prospectus is to be used by Ms. Sally Frame Kasaks in connection with offers and sales of the Common Stock from time to time in one or more private transactions or transactions on a stock exchange at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

             The date of this Prospectus is February 24, 1994.



                           AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass any amendments thereto) on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of the sale of common stock (the "Common Stock") of AnnTaylor Stores Corporation (the "Company"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including exhibits thereto. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional office located at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission at the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed with the Commission may be inspected and copied at the locations described above. The Company will furnish all reports and other information required by the periodic reporting and informational requirements of the Exchange Act to the Commission and will furnish copies of such reports and other information to the holders of the Common Stock.

                    DOCUMENTS INCORPORATED BY REFERENCE

        The Company's (i) Annual Report on Form 10-K for the fiscal year ended January 30, 1993 and (ii) Quarterly Reports on the Form 10-Q for the quarters ended May 1, 1993, July 31, 1993 and October 30, 1993, each as heretofore filed by the Company under the Exchange Act (File No. 33-28522) with the Commission, are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to AnnTaylor Stores Corporation, 142 West 57th Street, New York, New York 10019,
   Attention: Jocelyn F.L. Barandiaran, Corporate Secretary, telephone number (212) 541-3300.



                              USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Common Stock by Ms. Sally Frame Kasaks.

                            SELLING STOCKHOLDER

        The Common Stock being sold pursuant to this Prospectus is owned by Ms. Sally Frame Kasaks, the current Chairman and Chief Executive Officer of the Company. Ms. Kasaks owns an aggregate of 60,000 shares of Common Stock (of which 45,000 shares are currently vested and the remaining 15,000 shares vest on January 28, 1995, and therefore, cannot be sold until such date). After the Offering Ms. Kasaks will own no shares of Common Stock. In addition, Ms. Kasaks owns vested options to acquire 156,000 shares of Common Stock, options to acquire 50,000 shares of Common Stock which vest on January 28, 1995 and additional options to acquire 24,000 shares of Common Stock, of which 6,000 shares vest on the 26th day of February in each of 1994 through 1997.

                            PLAN OF DISTRIBUTION

        This Prospectus is to be used by Ms. Sally Frame Kasaks in connection with offers and sales of the Common Stock from time to time in one or more private transactions or transactions on a stock exchange at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

                               LEGAL MATTERS

        Certain legal matters with respect to the Common Stock have been passed upon for the Company by Jocelyn F.L. Barandiaran, Esq., Vice President, General Counsel and Corporate Secretary. Ms. Barandiaran has been granted options to purchase 25,000 shares of Common Stock under the Company's 1992 Stock Option Plan.



     NO DEALER, SALESMAN OR ANY
   OTHER PERSON HAS BEEN AUTHORIZED
   TO GIVE ANY INFORMATION OR TO
   MAKE ANY REPRESENTATIONS OTHER
   THAN THOSE CONTAINED IN THIS
   PROSPECTUS IN CONNECTION WITH THE             60,000 SHARES
   OFFERING DESCRIBED HEREIN, AND,
   IF GIVEN OR MADE, SUCH
   INFORMATION OR REPRESENTATIONS                  ANNTAYLOR
   MUST NOT BE RELIED UPON AS HAVING
   BEEN AUTHORIZED BY THE COMPANY.
   THIS PROSPECTUS DOES NOT
   CONSTITUTE AN OFFER TO SELL OR A
   SOLICITATION OF AN OFFER TO BUY               Common Stock
   ANY SECURITIES OTHER THAN THOSE
   SPECIFICALLY OFFERED HEREBY IN
   ANY JURISDICTION TO ANY PERSON TO
   WHOM IT IS UNLAWFUL TO MAKE AN
   OFFER OR SOLICITATION IN SUCH
   JURISDICTION.  NEITHER THE
   DELIVERY OF THIS PROSPECTUS NOR
   ANY SALE MADE HEREUNDER SHALL,
   UNDER ANY CIRCUMSTANCES, CREATE                PROSPECTUS
   ANY IMPLICATION THAT THE
   INFORMATION HEREIN IS CORRECT AS
   OF ANY TIME SUBSEQUENT TO ITS
   DATE.

                                               February 24, 1994

            TABLE OF CONTENTS

                                 PAGE

   Available Information            2
   Documents Incorporated by
     Reference                      2
   Use of Proceeds                  3
   Selling Stockholder              3
   Plan of Distribution             3
   Legal Matters                    3


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended January 30, 1993, (b) the Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 1, 1993, July 31, 1993 and October 30, 1993, and (c) the description of the Common Stock contained in the Registrant's Form 8 dated May 15, 1991 filed under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). All documents subsequently filed by the Registrant pursuant to section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   ITEM 4.  NOT APPLICABLE.

   ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

        The legality of the shares of Common Stock issued pursuant to the Plan will be passed upon by Jocelyn F.L. Barandiaran, Vice President, General Counsel and Secretary of the Registrant. Ms. Barandiaran has been granted options to purchase 25,000 shares of Common Stock under the Registrant's 1992 Stock Option Plan.

   ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Registrant limit the liability of and provide indemnification for directors and officers of the Registrant. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        The 60,000 shares of restricted Common Stock were issued to Ms. Sally Frame Kasaks pursuant to the exemption from registration available pursuant to Section 4(2) of the Act, which exempts from registration transactions by an issuer not involving any public offering. The 60,000 shares of restricted Common Stock were issued by the Registrant to Ms. Kasaks pursuant to a written employment agreement between Ms. Kasaks and the Registrant. No other shares of Common Stock were offered or issued by the Registrant to any other person simultaneously with or in connection with the issuance of the 60,000 shares of restricted Common Stock to Ms. Kasaks.

   ITEM 8.  EXHIBITS.

   Exhibit
   Number         Description

   4.1 Restated Certificate of Incorporation of AnnTaylor Stores Corporation. Incorporated by reference to
                  Exhibit 4.1 to the Registrant's Registration
                  Statement on Form S-8 filed with the Securities and Exchange Commission on August 10, 1992 (Registration No. 33-50688).

   4.2            By-laws of AnnTaylor Stores Corporation.
                  Incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended November 2, 1991 and filed on December 12, 1991 (Registration No. 33-28522).

   4.3 Employment Agreement between AnnTaylor Stores Corporation and Ms. Sally Frame Kasaks (the "Plan"). Incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 1, 1992 and filed on April 28, 1992.

   5.1 Opinion of Jocelyn F.L. Barandiaran, Esq., General Counsel of the Registrant, with respect to the legality of the shares of Common Stock issued pursuant to the Plan.

   23.1           Consent of Jocelyn F.L. Barandiaran (included in
                  Exhibit 5.1).

   23.2           Consent of Deloitte & Touche.

   ITEM 9.  UNDERTAKINGS

   (a)  The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 24, 1994.

                                      AnnTaylor Stores Corporation

                                      By:/s/ Paul E. Francis
                                         Paul E. Francis,
                                         Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

   Signature              Title                             Date

  /s/ Sally Frame Kasaks                                    February 24, 1994
  Sally Frame Kasaks      Chairman of the Board,
                          Chief Executive Officer,
                          and Director

  /s/ Paul E. Francis                                       February 24, 1994
   Paul E. Francis        Executive Vice
                          President-Finance and
                          Administration, Chief
                          Financial Officer,
                          Treasurer and Director

  /s/ Gerald S. Armstrong                                   February 24, 1994
   Gerald S. Armstrong    Director

  /s/ James J. Burke, Jr.                                   February 24, 1994
   James J. Burke, Jr.    Director


   Robert C. Grayson      Director

  /s/ Rochelle B. Lazarus                                   February 24, 1994
   Rochelle B. Lazarus    Director


  /s/ Hanne M. Merriman                                     February 24, 1994
   Hanne M. Merriman      Director




                               EXHIBIT INDEX
   Exhibit   Description                             Page
   Number

   4.1       Restated Certificate of Incorporation
             of AnnTaylor Stores Corporation.
             Incorporated by reference to Exhibit
             4.1 to the Registrant's Registration
             Statement on Form S-8 filed with the
             Securities and Exchange Commission on
             August 10, 1992 (Registration No. 33-
             50688).

   4.2       By-Laws of AnnTaylor Stores
             Corporation.  Incorporated by
             reference to Exhibit 3.2 to the
             Registrant's Quarterly Report on Form
             10-Q for the quarter ended
             November 2, 1991 and filed on
             December 12, 1991 (Registration No.
             33-28522).

   4.3       Employment Agreement between
             AnnTaylor Stores Corporation and Ms.
             Sally Frame Kasaks (the "Plan").
             Incorporated by reference to Exhibit
             10.28 to the Registrant's Annual
             Report on Form 10-K for the fiscal
             year ended February 1, 1992 and filed
             on April 28, 1992.

   5.1       Opinion of Jocelyn F.L. Barandiaran,
             Esq., General Counsel of the
             Registrant, with respect to the
             legality of the shares of Common
             Stock issued pursuant to the Plan
   23.1      Consent of Jocelyn F.L. Barandiaran
             (included in Exhibit 5.1).

   23.2      Consent of Deloitte & Touche.



                                                              EXHIBIT 5.1

                             February 24, 1994

     AnnTaylor Stores Corporation
     142 West 57th Street
     New York, New York 10019

               Re: Registration Statement on Form S-8 of AnnTaylor Stores Corporation

     Sirs and Madams:

          I am the General Counsel of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), and am familiar with its corporate affairs. On June 4, 1992, the Company issued to Ms. Sally Frame Kasaks a stock certificate representing 60,000 shares (the "Shares") of the Company's common stock, par value $.0068 per share, issuable to Ms. Kasaks pursuant to the written employment agreement dated January 30, 1992 between the Company and Ms. Kasaks (the "Employment Agreement").

          This opinion is being delivered in connection with the Company's Registration Statement on Form S-8 of the Company filed with the Securities and Exchange Commission on February 24, 1994 (the
     "Registration Statement").

          In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Employment Agreement, (ii) the Registration Statement, (iii) Restated Certificate of Incorporation of the Company and (iv) copies of certain resolutions adopted by the Board of Directors of the Company relating to, among other things, the Employment Agreement and related matters.

          In such examination, I have assumed the genuineness of all signatures (except signatures of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

          I am admitted to the Bar of the State of New York and express no opinion regarding the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

          Based upon and subject to the foregoing and the qualifications and limitations set forth in this letter, I am of the opinion that the Shares have been duly authorized by the Company, and 45,000 of the Shares are validly issued, fully paid and non-assessable, with no personal liability attached to the ownership thereof under the laws of the State of Delaware and, assuming compliance with the terms and conditions of the Employment Agreement, on January 28, 1995, the remaining 15,000 of the Shares will be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof under the laws of the State of Delaware.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.

          This opinion is being furnished to you solely for your benefit in connection with the Registration Statement, and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without my express prior written consent.

     Very truly yours,

     /s/ Jocelyn F. L. Barandiaran
     Jocelyn F. L. Barandiaran
     General Counsel



                                                          EXHIBIT 23.2

     INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of AnnTaylor Stores Corporation on Form S-8 of our report date April 2, 1993, incorporated by reference in the Annual Report on Form 10-K on AnnTaylor Stores Corporation for the fiscal year ended January 30, 1993.

     Deloitte & Touche

     New Haven, Connecticut
     February 23, 1994